EXHIBIT 99.1
            CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES REFORM ACT OF 1995


         Martek Biosciences Corporation ("Martek" or the "Company") desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"). Many of the following important factors discussed below have been discussed in Martek's prior SEC filings.

         Martek wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, Martek's actual results, and could cause Martek's actual results for the financial periods ending after the date hereof to differ materially from those expressed in any forward-looking statements made by or on behalf of Martek. The filing of this list should not be construed as constituting all factors which investors should consider prior to making an investment decision in Martek's securities, nor should investors assume that the information contained herein is complete or accurate in all respects after the date of this filing. The Company disclaims any duty to update the statements contained herein.

         History of Operating Losses; Uncertainty of Future Financial Results. The Company has experienced net operating losses since its inception. The
Company expects such losses to continue until significant sales of its nutritional oils occur and/or until significant royalties from sales of infant formula products containing the Company's oils are recognized. The Company expects to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant. Future financial results will be affected by, among other things, the following factors: the Company's ability to complete successfully the commercialization and cost optimization of its products; the willingness and ability of infant formula licensees to incorporate the product into their infant formula products; the willingness of potential strategic partners to market the Company's products; growth in revenues from the Company's nutritional oils; growth in revenues from sales of products for use in molecular structure research and structure-based drug design; the progress of the Company's research and development programs and its preclinical and clinical product studies; the time and costs of obtaining regulatory approvals for those products subject to such approval; the Company's ability to protect its proprietary rights; the costs of protecting the Company's patent claims; competing technological and market developments; manufacturing costs associated with its various products and potential products; and the costs of commercializing and marketing the Company's products.

         Early Stage of the Company and its Products. The Company was founded in 1985. Although the Company expects to receive most of its future revenues from direct sales of products, royalty income and licensing fees, a portion of its revenues to date has come from research and development contracts (primarily from the federal government) and federal government grants. The Company first realized revenues from its products for use in molecular structure research and structure-based drug design in 1989 and from license fees and sales of sample quantities of certain of its nutritional and diagnostic products in 1992. Certain of the Company's products will require substantial additional research and development. Some will require laboratory and clinical testing and regulatory approval. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained on a timely basis or at all, that the Company's products will be capable of being manufactured in commercial quantities at reasonable cost or that any new products, if introduced, will achieve market acceptance. In addition, although the Company anticipates the introduction of new products over the next several years, some of the Company's potential products, especially in the area of pharmaceuticals, are not expected to become commercially available for many years, if at all.

         Need for Additional Capital. Substantial expenditures will be required to enable the Company to continue its research and development activities, to conduct preclinical and clinical studies and to manufacture and market its products. The level of expenditures required for these activities will depend in part on the extent to which the Company develops, manufactures and markets its products independently or with other companies through collaborative arrangements. The Company's future capital requirements will also depend, among other things, on one or more of the following factors: the extent and progress of its research and development programs; the progress of preclinical and clinical studies; the time and costs of obtaining regulatory clearances for those products subject to such clearances; the costs involved in filing, protecting and enforcing patent claims; competing technological and market developments; the cost of capital expenditures at the Company's manufacturing facilities; the cost of acquiring additional and/or operating existing manufacturing facilities for its various products and potential products (depending on which products the Company decides to manufacture and continues to manufacture itself); and the costs of marketing and commercializing the Company's products. There can be no assurance that funding to carry on these activities will be available at all or on favorable terms to permit successful commercialization of the Company's products. The Company has only established limited debt financing arrangements, which require the Company to meet certain financial covenants related to its outstanding term loans. There can be no assurance that it will be able to continue such arrangements, to continue to comply with bank covenants or to establish additional debt financing arrangements on satisfactory terms, if at all. If adequate funds are not available, the Company may be required to curtail one or more of its research and development, manufacturing and commercialization programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish certain technology or product rights including patent and other intellectual property rights.

         Dependence on Third Parties; Reliance on Future Collaborations. To date, a portion of the Company's revenues has consisted of license fees and anniversary payments received from infant formula manufacturers which have licensed the Company's nutritional oils. Under these agreements, the Company is entitled to receive royalty payments based on the licensees' sales of products including the Company's nutritional oils. Such licensees will be responsible for performing all clinical testing on, obtaining regulatory approvals for and marketing products containing the Company's nutritional oils. These licensees are not required to use the Company's nutritional oils in any of their products and are not restricted under the licensing agreements from obtaining docosahexaenoic acid ("DHA") or arachidonic acid ("ARA") from other sources for use in their infant formula products. Although some of the licensees have introduced infant formula products containing the Company's nutritional oils overseas, the Company cannot predict whether any licensee will broaden its use of the Company's oils or whether they will be used by any of the Company's other licensees in their infant formula products. Accordingly, future revenues from the Company's nutritional oils are largely dependent on factors over which the Company will have no control.

         The Company's strategy for the development, clinical testing, manufacturing and commercialization of certain of its products includes entering into various collaborations with corporate partners, licensors, licensees and others. In 1997, the Company entered into a supply agreement with a third party manufacturer for its ARA-containing oil. Although the Company is able to produce its ARA oil in its Kentucky manufacturing plant, a halt in supply from its third party ARA oil manufacturer could adversely impact the Company's ability to meet product demand in the short-run and, in the long-run, if this source of ARA oil could not be replaced. There can be no assurance that the Company will be able to negotiate other collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be beneficial to the Company. To the extent that the Company is not able to establish such arrangements, it would face increased capital requirements to undertake such activities at its own expense and might encounter significant delays in introducing its products into certain markets or find that the development, manufacture, marketing and sale of its products in such markets is adversely affected. In particular, the continuing ability of the Company to generate nutritional oil-related revenues is dependent on the Company's ability to enter into agreements with additional licensees. Certain of the Company's nutritional oil licensing agreements contain provisions which restrict the Company from entering into agreements with future licenses for infant formula applications containing payment terms more favorable, or with lower royalty rates, than those granted to current licensees. Such provisions may restrict the Company's ability to negotiate with potential infant formula licensees.

         Dependence on Major Customers. The Company's dependence on sizable product orders from its infant formula licensees and other marketing partners will make the relationship with each customer critically important to the Company's business. While each customer relationship is typically structured around a detailed, heavily negotiated contract, as the relationship evolves over time, adjustments to such items as product pricing, royalty rates and delivery timetables may be required in response to customer demands and expectations. There can be no assurance that the Company will be able to manage its licensees and other customer relationships successfully. Additionally, the size and complexity of the Company's licensees and other marketing partners, and the typically long and unpredictable product launch cycles require the Company to make considerable early investments in account management and other efforts without the assurance of future revenues. There can be no assurance that the Company will be able to convert these investments into significant revenue generating relationships.

         Technological Change and Competition. The Company operates in rapidly evolving fields. Competition from larger, more experienced and better capitalized companies has been and will continue to be intense. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with any new technological developments. Currently, DHA-containing fish oils provide alternative sources of DHA, and the Company is aware of another company which produces DHA from fungal sources. In addition, DHA and ARA have been derived from egg yolk lipids, and the Company is currently aware of several European infant formula manufacturers that are adding DHA derived from egg yolk lipids to their infant formula. Further, although the Company has obtained seven U.S. patents and a number of patents outside the U.S. covering certain aspects of its nutritional oils to date, and has additional patent applications pending covering certain aspects of these DHA- and ARA-containing oils, the Company has not been awarded any European patents relating to its ARA-containing oil. Accordingly, competitors may be able to produce, sell and use ARA in Europe during the period when patents have not been issued or have been invalidated using similar or identical processes to those used by the Company, although they generally are prohibited from manufacturing, using or selling such materials where patents have been issued. Competitors may also be able to produce, sell and use DHA-and/or ARA-containing oils in countries where the Company has not applied for patent protection. In addition, competitors may produce certain DHA- and ARA-containing oils that are not covered by the Company's patents. The Company is aware of several other companies offering ARA-containing oils for sale. In addition, there can be no assurance that other sources of DHA and ARA, the two primary components of the Company's nutritional oil, will not become commercially viable.

         Uncertainty Regarding Patents and Proprietary Technology. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company's policy is to protect aggressively its proprietary technology through patents, where appropriate, and through trade secrets in other cases. Additionally, the Company, in certain cases, relies on the licenses of patents and technology of third parties. The Company has obtained over 18 U.S. patents, covering various aspects of its technology, which will expire on various dates between 2007 and 2015. The Company has filed, and intends to file, applications for additional patents covering both products and processes as appropriate. There can be no assurance that any patent applications filed by, assigned to, or licensed to, the Company will be granted, that the Company will develop additional products that are patentable or that any patents issued to or licensed by the Company will provide the Company with any competitive advantages or adequate protection for inventions. Moreover, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated or circumvented by others.

         There can be no assurance that issued patents, or patents that may issue, will provide protection against competitive products or otherwise be commercially valuable. Furthermore, patent law relating to the scope of claims in the fields of health care and biosciences is still evolving, and the Company's patent rights are subject to this uncertainty. The Company's patent rights on its products therefore might conflict with the patent rights of others, whether existing now or in the future. Alternatively, the products of others could infringe the patent rights of the Company. The defense and prosecution of patent claims is both costly and time consuming, even if the outcome were favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

         The Company has been issued seven U.S. patents covering certain aspects of its DHA and/or ARA oils. the Company has applied for other patents in the United States covering certain other aspects of its nutritional oils and has also filed patent applications on a selective basis in other industrialized countries, some of which are pending and some of which have been granted. The Company is unable to predict, however, whether these patents will be challenged, invalidated or circumvented by others. Failure by the Company to obtain adequate patent protection for its nutritional oils would have a material adverse effect on the Company's results of operations, particularly future sales of its nutritional oils, future royalties on sales of infant formula containing these oils or license fees related thereto. In particular, failure to maintain patent protection would permit competitors of the company to produce products which would be directly competitive with its nutritional oils using similar or identical processes, and it is possible that the infant formula manufacturers currently under license by the Company or which may be under license in the future may choose formula ingredients from these competitors if they choose to include the ingredients in their formulas at all.

         The Company's other patents cover its photobioreactor system for culturing microalgae and certain aspects of Martek's breath test technology; its Celtone and Celtone M technology; and its combinatorial library technology.

         The Company also relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

         Risks Associated with Infant Formula and Nutritional Products Industries. To the extent the Company's nutritional oils are included in infant formula, and/or the Company's oils are included in nutritional products for consumer use, the Company is subject to the risks generally associated with these industries. These risks include, among others, that (i) product tampering or production defects may occur which may require a recall or may reduce the demand for such products; (ii) an ingredient used in such products, including the Company's nutritional oils, may be banned or its use limited or declared unhealthful; and (iii) sales of infant formula may decline or use of the Company's nutritional oils may be limited or discontinued due to perceived health concerns, adverse publicity or other reasons beyond the control of the Company.

         Potential Difficulty in Obtaining FDA and other Government Approvals. The Company's products and its manufacturing and research activities are subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act"). The FDA regulates, to varying degrees and sometimes in very different ways, infant formulas, dietary supplements, medical foods, enteral and parenteral nutritional products and diagnostic and pharmaceutical products, including their manufacture and labeling. Generally, prescription pharmaceuticals and certain types of diagnostic products are regulated more rigorously than foods, such as dietary supplements. Infant formulas are special types of food that are regulated more rigorously than most other types of foods. Federal and state laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. There can be no assurance that any changes with respect to federal and state laws, regulations and policies, and, particularly, with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company.

         Martek's infant formula licensees are responsible for obtaining the requisite regulatory clearances to market their products containing Martek's oils. To date, none of the company's infant formula licensees have obtained the requisite marketing clearances for any of the Company's products that require such clearances in the United States. Sales of the Company's products outside the United States are subject to foreign regulatory requirements that may vary widely from country to country. Term infant formula products containing the Company's nutritional oils are currently being marketed outside the U.S. in three countries, and pre-term infant formula products containing the Company's oils are currently being marketed outside the U.S. in 30 countries. Martek understands that its licensees have received appropriate regulatory clearances to the extent they are required to market such products in those countries.

         The time required to obtain clearances from additional foreign countries and for term infant formulas containing Martek's oils in foreign countries may be longer or shorter than that required by the FDA or other such agencies, and clearance or other product requirements may differ. There can be no assurance that such foreign clearances or other requirements can be obtained or met on a timely basis, if at all.

         There can be no assurance that DHA and ARA used in medical foods, infant formulas or enteral nutritional products will not be subject to food additive regulation under the FDC Act. Additional data also may be needed to support the use of DHA and ARA in medical foods.

         The process of obtaining FDA clearances can be time-consuming and expensive, and there is no assurance that such clearances will be granted or that the FDA review process will not involve delays that materially and adversely affect the testing, marketing and sale of the Company's products. Moreover, regulatory clearances for products such as medical devices, new drugs, or new food additives, even if granted, may include significant limitations on the uses for which such products may be marketed. Additionally, product clearances could be withdrawn for failure to comply with regulatory standards. There can be no assurance that any clearances that are required, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained.

         Many of the Company's products are in research and development phases. The Company cannot predict all regulatory requirements or issues that may apply to or arise in connection with the Company's products. Changes in existing laws, regulations or policies and the adoption of new laws, regulations or policies could prevent the Company or its licensees or collaborators from, or could affect the timing of, achieving compliance with regulatory requirements, including obtaining current and future regulatory clearances, where necessary.

         Due to the cost and time commitment associated with the FDA regulatory process, as well as the Company's lack of experience in obtaining FDA regulatory clearances, the Company will decide on a product-by-product basis whether to handle relevant clearance and other requirements independently or to assign such responsibilities to its licensees or future collaborative partners. There can be no assurance that the Company, its licensees or collaborators will be able to obtain such regulatory clearances, if required, on a timely basis or at all. Delays in receipt of, or failure to receive, such clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

         In connection with the Company's decision to manufacture certain of its products which it markets directly, or licenses to or collaborates with others to market, it will be required to adhere to applicable current Good Manufacturing Practices ("GMP") as required by the FDA. GMP regulations specify component and product testing standards, control quality assurance requirements, and records and other documentation controls. In general, drug GMP requirements are more stringent than food GMP requirements although significant quality control procedures exist for infant formulas. Depending upon the type of FDA application that is submitted, compliance with relevant GMP requirements can be onerous and time consuming, and there can be no assurance that the Company can meet relevant FDA manufacturing requirements, particularly for scale-up operations involving product marketing applications. Because the Company is manufacturing its DHA and ARA oils, it is subject to GMP and various other requirements applicable to infant formulas and dietary supplements as well as periodic inspections by the FDA. Further, the Company has had only limited experience in the area of regulatory compliance with respect to its products. There can be no assurance that the company will be able to continue to manufacture its nutritional oils in accordance with relevant infant formula and dietary supplement requirements for commercial use. Ongoing compliance with GMP and other applicable regulatory requirements are monitored through periodic inspections by state and federal agencies, including the FDA and comparable agencies in other countries. A determination that the Company is in violation of such GMP and other regulations could lead to the imposition of civil penalties, including fines, product recalls or product seizures, and, in the most egregious cases, criminal sanctions.

         Each line of products that is or may be marketed by the Company or its licensees or collaborators can present unique regulatory problems and risks, depending on the product type, uses and method of manufacture.

         The Federal Dietary Supplement Health and Education Act of 1994 ("DSHEA") regulates the use and marketing of dietary supplements. The DSHEA sets forth standards for adulteration of dietary supplements or ingredients thereof, prescribes detailed requirements for labeling dietary supplements and establishes GMP requirements for dietary supplements. Martek is currently marketing a line of DHA dietary supplements, Neuromins(TM) and Neuromins(TM)PL. In addition, it is researching and developing new applications for its DHA and ARA oils. There can be no assurance that the Company will be able to comply with the requirements of the DSHEA or any regulations that the FDA may promulgate thereunder with regards to ARA as a dietary supplement or that the Company will be able to continue to meet such requirements with regard to DHA as a dietary supplement.

         The Company's fluorescent pigments and other products derived from microalgae are subject to potential regulation by the FDA as either medical devices or as a combination medical device/drug product to the extent that they are used in the diagnosis, mitigation, treatment, cure or prevention of diseases. Such classification would subject the products to premarket clearances and/or regulatory approvals. There can be no assurances that the Company or its licensees or collaborators would be able to develop the extensive safety and efficacy data needed to support such FDA premarket clearances and/or regulatory approvals or that the FDA ultimately would authorize the marketing of such products on a timely basis, if at all.

         For pharmaceutical uses of products derived from microalgae, there can be no assurance that required clinical testing will be completed successfully within any specified time period, if at all, with respect to the Company's products. Additionally, there is no assurance that the Company or its licensees or collaborators will be able to develop the extensive data needed to establish the safety and efficacy of these products for approval for drug uses, or that such drug products will not be subject to regulation as biological products or as controlled substances, which would affect marketing and other requirements.

         Limited Manufacturing and Sales and Marketing Experience and Capabilities. In 1995, the Company acquired a fermentation plant in Winchester, Kentucky for the manufacture of its nutritional oils. During 1996, the Company completed the construction of an oil extraction and refining facility at its Winchester plant. The Company has limited experience operating its manufacturing facility. There can be no assurance that the Company will be able to scale-up or successfully optimize production of its nutritional oils or its other nutritional, diagnostic or pharmaceutical products or comply with applicable regulatory, including GMP, requirements or that these production facilities will be sufficient to meet future demand for the Company's products. If the Company is not able to develop adequate manufacturing capability or contract for manufacturing on acceptable terms, the Company may not be able to commercialize certain of its current or planned products or such commercialization may be significantly delayed. In addition, the Company has only limited experience managing operations at a remote geographic location. Managing a remote manufacturing plant may place a substantial strain on the managerial resources of the Company.

         The Company believes that its Winchester, Kentucky plant will be able to produce the Company's nutritional oils in sufficient quantity to meet near-term demand. Nevertheless, because demand for the Company's nutritional oils under the Company's infant formula licensing agreements and other marketing relationships is based on factors beyond the Company's control, the Company is unable to predict whether it has sufficient manufacturing capacity to meet any such future demand. During 1997, the Company entered into a supply agreement with one of the world's largest fermentation companies to provide ARA oil. In addition, the company has conducted DHA production trials with third-party manufacturers to prepare for future DHA oil demand in excess of the Company's current plant capacity. Although the Company believes that it will be able to use third party manufacturing for its DHA oil if demand requires, there is no assurance that the Company will be able to do so successfully. The failure to meet demand for the Company's nutritional oils could encourage the Company's infant formula licensees and other nutritional product customers to look for alternative manufacturing sources.

         The Company currently does not have the capability to manufacture therapeutic and diagnostic products in accordance with GMP requirements. Should the Company decide to manufacture and scale-up the production of future diagnostic and pharmaceutical products, substantial start-up expenses would be incurred, expansion of facilities would be required and additional personnel would have to be hired.

         The Company currently markets its nutritional supplements, formula and nutritional products for use in molecular structure research and structure-based drug design and fluorescent pigments both directly to end users and through distributors. The Company markets its infant formula oils and its nutritional supplements primarily through distributors, and to a lesser extent, directly to consumers. Other nutritional products and products the Company develops in the diagnostic and pharmaceutical areas will require the Company to form corporate alliances with companies capable of marketing such products and/or develop its own sales and marketing force. There can be no assurance that the Company will be able to maintain existing or establish an effective sales or marketing force at an acceptable cost, or at all, or to establish additional third-party sales and marketing arrangements.

         No Clinical and Limited Regulatory Compliance Capabilities. The Company has limited experience and capabilities in the area of product testing and no experience and limited capabilities in the area of regulatory compliance with respect to its products and will have to expend significant sums of money to acquire and expand such capabilities, reach collaborative arrangements with third parties to provide these capabilities or contract with third parties to provide these capabilities. These capabilities will be important to the Company for the successful commercialization of its existing and potential nutritional, human diagnostic and pharmaceutical products.

         The Company intends to depend on its current licensees to obtain any required regulatory clearances for its nutritional oils to be used by such licensees as infant formula ingredients. See "--Dependence on Third Parties; Reliance on Future Collaborations." Although the Company believes that its infant formula licensees will perform required testing and obtain any required regulatory clearances, the Company cannot control the timing or the resources such licensees will devote to these activities. The Company may, in the future, decide to seek FDA clearances itself for its nutritional oils or other nutritional products, if such clearances are required. In the area of human diagnostics, the Company has not yet decided whether to develop in-house capability, contract with third parties, seek collaborative arrangements with partners or use a combination of the three to test its product candidates and obtain any required regulatory clearances. If the Company were to manufacture these diagnostic products for certain uses, it would be subject to applicable regulatory requirements. For its potential pharmaceutical products, the Company will likely contract with third parties and seek collaborative arrangements for these activities. In any case, these activities may require the devotion of substantial resources by the Company and a significant portion of management's time. There can be no assurance that the Company can effectively test and obtain regulatory clearances for its products and delays in testing or obtaining such regulatory clearances may result in delay in or the inability to commercialize the affected product.

         Product Liability. The Company faces an inherent business risk of exposure to product liability claims alleging that the use of its technology or products resulted in adverse effects. Such risk exists in the conduct of clinical studies and even with respect to those products, if any, that receive regulatory clearances for commercial sale. There can be no assurance that the Company's current level of product and clinical study liability insurance together with indemnification rights under its infant formula license agreements and other collaborative arrangements will be adequate to protect the Company. It is uncertain whether the Company will be able to obtain increased levels of insurance as the Company grows, that any level of insurance would be economically practical or that it would be able to renew its current or future policies. A product liability claim or recall in excess of insured amounts or amounts recoverable under applicable contractual arrangements could adversely affect the business, financial condition or future prospects of the Company.

         Dependence Upon Key Personnel. The Company is highly dependent on the principal members of its management, production, sales and marketing and scientific staff. The loss of certain key management and scientific employees could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth.

         Limited Availability of Certain Supplies. The availability of carbon-13 and nitrogen-15 is critical for production of the Company's products for use in drug design. Although the current supplies of these items are adequate for the Company's near-term needs, they may not be adequate if the demand for the Company's products for use in drug design and/or breath test diagnosis were to sustain significant growth.

         Possible Volatility of Stock Price; Limited Liquidity; Absence of Dividends. The market price of the Common Stock may experience a high level of volatility, as frequently occurs with publicly traded emerging growth companies and biosciences companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, general regulatory developments affecting the Company's products in both the United States and foreign countries, market conditions for emerging growth companies and biosciences companies and economic and other internal and external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the Company's business or the future market price of the Common Stock. Since the Company's initial public offering of Common Stock on November 23, 1993, the average daily trading volume in the Common Stock as reported on the Nasdaq National Market has been relatively low. There can be no assurance that a more active trading market will develop in the future. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future.

         Anti-Takeover Provisions; Preferred Stock. The Company's Board of Directors is divided into three classes with each class of directors being elected to three-year terms on a rotating basis. As such, only one-third of the members of the Board of Directors stand for election every year. The Company has adopted a stockholder rights plan which may have the effect of deterring hostile or coercive attempts to acquire the Company through the distribution of rights to stockholders enabling those stockholders to acquire shares of the Company's Common Stock, or that of an acquiror, at a substantial discount to the public market price should any person or group acquire more than 20% of the Common Stock without approval of the Board of Directors under certain circumstances. The Company has reserved 300,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the Stockholder Rights Plan. The Company is authorized to issue an additional 4,700,000 shares of Preferred Stock in one or more series, having terms fixed by the Board of Directors without a stockholder vote. While the Board of Directors has no current intentions or plans to issue any Preferred Stock, issuance of these shares could also be used as an anti-takeover device.

         Shares Eligible for Future Sale; Registration Rights. As of May 26, 1998, the Company had outstanding shares of Common Stock, substantially all of which are available for sale in the public marketplace. As of May 26,1998 there were also outstanding stock options to purchase an aggregate of 1,881,505 shares of Common Stock at various exercise prices ranging from $2.00 to $32.88 per share and warrants issued in connection with the Common Stock Warrant and Purchase Agreement dated April 27, 1998 (the "Purchase Agreement") to purchase 196,669 shares of Common Stock at an exercise price of $18.76 per share. If the Company elects to sell all the shares of Common Stock and Warrants which have not been sold pursuant to the Purchase Agreement but which the Selling Stockholders are irrevocably obligated to purchase, there would be up to an additional outstanding 819,454 shares of Common Stock and 245,836 warrants, with exercise prices ranging from $15.01 to $18.76 per share. Shares of Common Stock which may be issued under outstanding options and warrants will be available for sale in the public markets. To the extent that these outstanding stock options and warrants are exercised, the percentage ownership of certain of the Company's stockholders will be diluted. In addition, certain holders of the Common Stock have certain demand and piggyback registration rights pursuant to a Registration Rights Agreement between the Company and these holders. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. Further, if the Company were required to include shares, through exercise of the outstanding piggyback registration rights, in a Company-initiated registration, the sale of such shares could have a material adverse effect on the Company's ability to raise additional capital.

         Year 2000 Compliance. The Company uses a number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administrative functions. Management is in the process of evaluating the business risk associated with the Company's information systems. Based upon the information known at this time about the Company's current systems, management does not anticipate that the "Year 2000" issue will have a significant impact on its information systems. However, there can be no assurance that "Year 2000" issues will not require a significant commitment of resources to resolve potential problems.